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                                                               EXHIBIT 10.7



                                August 26, 1996



Mr. Lamar Alexander
1114 17th Avenue South, Suite 103
Nashville, Tennessee 37212

Dear Lamar:

       I am writing to summarize the terms of your new relationship with CorporateFamily Solutions. These terms have been developed and discussed following your commitment in March to rejoin our company. The terms have been approved by the Compensation Committee of the Board of Directors. I will inform the full board at our regular meeting September 5. To recount our agreement:

       On May 28, 1996, the Board of Directors elected you as a board member.

       You were also elected vice-chairman of the company. As vice-chairman you will work at the direction of the chief executive officer:

       - working with us on our overall business strategy and communication plan,
       -      helping to expand our eduction mission,
       - developing strategies to increase the value of the company to its stockholders,
       -      identifying and recruiting strategic partners,
       - identifying and recruiting new corporate clients and helping to expand existing relationships with corporate clients.

       We understand that serving as vice-chairman will be a significant professional responsibility for you but that this is not a full-time job. We are interested more in results than the amount of time you spend. I will work with you to set specific objectives and monitor the results.

       This is intended to be an agreement for four (4) years. For the next four years, your compensation will be the following:

       - First, as a member of the board you will be entitled to the same benefits other directors are eligible to receive, including a full grant of stock options (3,000) for the year 1996.

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Mr. Lamar Alexander
August 26, 1996
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       -      Second, for your leadership role as vice-chairman of the company your salary will be $6,000 per month. In addition, you will receive 40,000 options for the four-year agreement at an exercise price of $5 per share. The 1996 options vest immediately. The options for 1997, 1998, and 1999 will vest on January 1 of those years.

       We have agreed that although your duties and activities began earlier this year, you will not be paid a salary until beginning July 1, 1997. In exchange for your foregoing this salary, the company will issue you 10,000 additional options at $5 per share which will vest immediately.

       It is understood that you or the company may terminate this agreement at any time for any reason. If the agreement is terminated, the company will not be liable to pay you any salary beyond the date of your termination. Additionally, consistent with all employee and director stock options, upon termination of this agreement, you will have ninety (90) days to exercise the vested portion of your stock options and will forfeit the unvested portion.

       All of us look forward to having you involved again in the company you helped to found.

                                   Sincerely,



                                   /s/ Marguerite W. Sallee

                                   Marguerite W. Sallee
                                   President and Chief Executive Officer